UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Williams Companies, Inc.

(Name of Registrant as Specified In Its Charter)

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On June 20, 2016, The Williams Companies, Inc. issued a press release that discussed the proposed business combination transaction with Energy Transfer Equity, L.P. Below is a copy of such release.

THREE OUT OF FOUR LEADING PROXY ADVISORY FIRMS – ISS, EGAN-JONES AND PENSIONS &

INVESTMENT RESEARCH CONSULTANTS – RECOMMEND WILLIAMS STOCKHOLDERS VOTE

“FOR” THE MERGER AGREEMENT WITH ETE

Williams Believes Glass Lewis’ Recommendation Fails to Reflect Significant Premium Encompassed Within Agreed Stock and Cash Consideration, Meaningful Participation in Upside of Combined Company, Value Certainty Provided by Cash Component and Risks Associated with Standalone Williams

Williams Urges Stockholders to Vote “FOR” the Williams and ETE Transaction

TULSA, Okla. – June 20, 2016 – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) today announced that three out of four of the leading proxy advisory firms – Institutional Shareholder Services (“ISS”), Egan-Jones Proxy Services (“Egan-Jones”) and Pensions & Investment Research Consultants Limited (“PIRC”), Europe’s largest independent corporate governance and shareholder advisory consultancy – recommend that Williams stockholders vote “FOR” the proposed transaction with Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”) at Williams’ special meeting of stockholders scheduled for Monday, June 27, 2016.

Williams also today noted that it believes Glass, Lewis & Co. (“Glass Lewis”) reached the wrong conclusion in recommending against the proposed transaction. While Williams appreciates that Glass Lewis expects that the “greater scale and asset diversification provided by the proposed transaction could potentially position the Company to better manage the current challenging commodity price environment, including by providing more diversified cash flows and a wide range of potential strategic opportunities,” the Glass Lewis recommendation fails to reflect the potential upside in the transaction, the value certainty provided by the cash component and the risks associated with a standalone Williams.

Other key observations regarding Glass Lewis’ recommendation include:

•	In failing to assess the value of consideration being offered to Williams stockholders in the transaction, Glass Lewis ignores the significant acquisition premium being offered to those stockholders. If Williams stockholders were to reinvest the cash consideration of $8.10 per share in ETE stock at the current ETE share price (as of June 17, 2016), Williams stockholders would own 74% of the combined company, significantly in excess of Williams’ proportionate value contribution.

•	Glass Lewis mistakenly cites a revised aggregate pre-tax annual corporate synergy total of $126 million in the base case. While the expected commercial synergies have been revised to $126 million in the base case and more than $500 million in the upside case, Glass Lewis’ analysis omitted the fact that there are also additional significant material cost synergies that the companies expect to realize through the transaction. The base case of commercial synergies is consistent with the range of potential synergies considered by the Williams Board in approving the merger and by Williams’ financial advisors when performing the analyses and arriving at their opinions.

•	Glass Lewis also improperly assumes that Williams’ dividend will continue at or near the current rate in its flawed analysis of the cash to be received by Williams stockholders in the two scenarios.

•	Williams stockholders have a guaranteed $8.10 per share in cash in the transaction. While dividends at both ETE and standalone Williams are expected to be eliminated or significantly reduced, even at Williams’ historical dividend rate (without the expected elimination or significant reduction) it would take more than 12 quarters of dividends to equal the upfront cash in the transaction. With the expected elimination or significant reduction of the Williams dividend, the time frame elongates substantially.

•	While Glass Lewis recognizes that the combined company will have greater cash flow diversification, expanded options to manage debt and other benefits over a standalone Williams, its recommendation appears solely focused on higher initial leverage metrics at ETE. The analysis is flawed and should incorporate other factors when evaluating relative credit profiles:

•	While Williams is focused on continuing to improve its credit profile, current leverage metrics are higher than its targeted level, and there is risk for a credit rating downgrade if the merger is not completed. Williams’ consolidated current debt / 2016E EBITDA is ~6x.

•	Williams would also continue to face significant customer concentration risk. Notably, Chesapeake accounted for 18% of Williams’ 2015 revenues.

•	In addition to an expected elimination or significant reduction of the Williams dividend, Williams may also need to supplement debt reduction plans as needed by asset sales, potential IDR waivers and equity issuances.

•	ETE indicated in the S-4 that it expects that the combined company will have the ability to manage HoldCo leverage levels to approximately 3.7x by 2018. In addition, anticipated consolidated EBITDA is projected to increase by approximately $3 billion, or 29% between 2016 and 2018.

ISS, EGAN-JONES AND PIRC RECOMMEND THAT WILLIAMS STOCKHOLDERS VOTE “FOR”

THE MERGER AGREEMENT WITH ETE

Williams is pleased that ISS, Egan-Jones and PIRC have endorsed the Williams and ETE transaction. The Company believes that the recommendations further support Williams’ view that adopting the merger agreement with ETE is in the best interests of Williams stockholders.

In its recommendation, ISS stated, among other things, that:

•	“Given there are two large shareholders on the Williams board, and the entire board’s commitment to doing the right thing for shareholders (as perhaps most evident in the protections, as well as the economic terms, it negotiated in the first place), it seems wiser to preserve the value of the contract itself, and the potential value creation opportunity of the combined company, by voting FOR the transaction, and to entrust the board with evaluating and negotiating any prudent revisions to terms.”

•	“A vote FOR the proposed transaction is warranted, despite the additional strains brought on by a continued decline in commodity prices, given the significant cash component of the consideration payable on closing, the more diversified customer base of the combined company, the upside exposure to significant growth opportunities such as Lake Charles LNG, and the opportunity to own nearly half the equity in a combined company anticipated to have much stronger free cash flow – particularly as the oil and gas sector recovers – than Williams on a standalone basis.”

In its recommendation, Egan-Jones stated, among other things, that:

•	“…Egan Jones views the proposed transaction to be a desirable approach in maximizing shareholder value. After careful consideration, we believe that approval of the merger agreement is in the best interests of the Company and its shareholders and its advantages and opportunities outweigh the risks associated to the transaction. As of the Record Date, there were 750,569,517 shares of common stock outstanding. We recommend a vote “FOR” this Proposal.”

In its report, Glass, Lewis, too, recognizes the ability for the combined company to manage leverage solely through dividend reductions and the greater options available to it over a standalone Williams, stating:

•	“ETE’s projections do not require any additional asset sales to delever and the combined company would likely have significant additional opportunities to improve its financial position than WMB on a stand-alone basis.”

THE WILLIAMS BOARD CONTINUES TO RECOMMEND

THAT STOCKHOLDERS VOTE “FOR” THE MERGER AGREEMENT

As previously stated, key highlights of the transaction include:

•	Enhanced scale, scope of operations and M&A opportunities: The transaction will create the largest midstream franchise in North America and the Board believes that the combined company will be better positioned to compete in a dynamic midstream sector and a challenging commodity price environment.

•	Significant synergies: In addition to the significant available cost synergies, the combined company will benefit from commercial synergies that are expected to result in increased EBITDA by 2020 of more than $100 million (base case) to more than $500 million (upside price case).

•	Complementary geographic footprint: ETE and Williams have complementary geographic footprints, which the Board believes will allow the combined company to be able to better serve customers through the entire value chain across all major basins.

•	Upside exposure: The Board expects that, as market conditions improve, Williams stockholders will be able to benefit from the upside in the combined company’s significant and diverse set of growth opportunities. The Board also expects upside to the combined company’s commercial synergy targets as commodity prices improve and demand for natural gas, NGL and crude supply increases. As disclosed in the Recent Developments section of the S-4 (under Updated Financial Forecasts of ETC), anticipated consolidated EBITDA is projected to increase by approximately $3 billion, or 29% between 2016 and 2018, while the unconsolidated leverage metric of the combined company is expected to decline from 6.8x HoldCo debt / EBITDA to 3.7x over the 2016 to 2018 timeframe.

•	Financial strength: The Board believes that the combined company will be well-positioned to cost-effectively delever and strengthen the balance sheet over time.

•	Certainty of value: The cash component of the merger consideration is equivalent to exchanging 18% of Williams shares for cash at a valuation of $43.50 per share. This cash component represents ~29% of the current overall value of the merger consideration (as of June 17, 2016) and provides a substantial value cushion in the current commodity downturn.

The transaction also reduces key risks Williams would face as a standalone company:

•	The Board believes that the combination spreads customer concentration risk across a much broader base, and provides more opportunities and flexibility to negotiate “win-win” solutions with Williams’ large and important customer, Chesapeake.

•	The Board believes that the merger also reduces the risk that Williams’ access to capital may be impaired as a result of customer credit issues. The combined company will have more levers to finance its capital plan, including four MLP financing vehicles.

ACT NOW BY ELECTING YOUR MERGER CONSIDERATION AND VOTING “FOR” THE MERGER

AGREEMENT ON THE ENCLOSED WHITE PROXY CARD

The Board encourages stockholders to act today, not only to vote “FOR” the Merger Agreement, but to also elect the form of consideration they wish to receive in the merger: ETC shares, cash, or a mix of the two, subject to proration, as described in the proxy statement. Stockholders’ financial advisors (bank or broker) can assist in making this election. Regardless of the merger consideration election, the total amount of cash to be paid will be limited to and fixed at approximately $6.05 billion. Stockholders who do not elect cash may not receive any cash, and similarly, stockholders who fail to make an election by the June 24th election deadline may not receive any cash.

Voting now is extremely important, no matter how many or how few shares are owned. Failing to vote has the same effect as a vote against the transaction. Please take a moment to vote “FOR” the transaction today - by telephone, by Internet or by signing, dating and returning the WHITE proxy card.

The special meeting of stockholders will be held on Monday, June 27, 2016 at 9:00 a.m. (Central Daylight Time) at the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma. Williams’ stockholders of record as of the close of business on May 19, 2016 are entitled to vote at the meeting.

YOUR VOTE IS IMPORTANT!

If you have questions or need assistance in voting your shares,

please contact our proxy solicitor:

Mackenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting North American natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ) (“WPZ”), including all of the 2 percent general-partner interest. WPZ is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, WPZ owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. WPZ’s operations touch approximately 30 percent of U.S. natural gas.

Forward-looking Statements

This communication may contain forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the merger of ETE and Williams, the expected future performance of the combined company (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in the Registration Statement on Form S-4 which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 25, 2016 (the “Form S-4”) and in the most recent Annual Report on Form 10-K for each of ETE, Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”), Sunoco Logistics Partners L.P. (NYSE: SXL) (“SXL”), Sunoco LP (NYSE: SUN) (“SUN”), Williams and WPZ filed with the SEC and assumptions, risks and uncertainties relating to the proposed transaction, as detailed from time to time in the Form S-4 and in ETE’s, ETP’s, SXL’s, SUN’s, Williams’ and WPZ’s filings with the SEC, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in the Form S-4 and in other reports or documents that ETE, ETP, SXL, SUN, Williams and WPZ file from time to time with the SEC include, but are not limited to: (1) the ultimate outcome of any business combination transaction between ETE, Energy Transfer Corp LP (“ETC”) and Williams; (2) the ultimate outcome and results of integrating the operations of ETE and Williams, the ultimate outcome of ETE’s operating strategy applied to Williams and the ultimate ability to realize cost savings and synergies; (3) the effects of the business combination transaction of ETE, ETC and Williams, including the combined company’s future financial condition, operating results, strategy and plans; (4) the ability to meet the closing conditions to the transaction, including Williams stockholder approval, on a timely basis or at all; (5) the reaction of the companies’ stockholders, customers, employees and counterparties to the proposed transaction; (6) diversion of management time on transaction-related issues; (7) unpredictable economic conditions in the United States and other markets, including fluctuations in the market price of ETE common units and ETC common shares; (8) the ability to obtain the intended tax treatment in connection with the issuance of ETC common shares to Williams stockholders; and (9) the ability to maintain Williams’, WPZ’s, ETP’s, SXL’s and SUN’s current credit ratings. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Neither ETE nor Williams undertakes any obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this communication or to reflect actual outcomes.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication relates to a proposed business combination between ETE and Williams. In furtherance of this proposed business combination and subject to future developments, ETE, ETC and Williams have filed a registration statement on Form S-4 with the SEC and a proxy statement/prospectus of Williams and other documents related to the proposed business combination. This communication is not a substitute for any proxy statement, registration statement, prospectus or other document ETE, ETC or Williams may file with the SEC in connection with the proposed business combination. The registration statement was declared effective by the SEC on May 25, 2016. INVESTORS AND SECURITY HOLDERS OF ETE AND WILLIAMS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Definitive proxy statement(s) were mailed to stockholders of Williams beginning on May 25, 2016 and amended by Amendment No. 1 on June 3, 2016 and by Amendment No. 2 on June 17, 2016. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by ETE, ETC and Williams through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by ETE and ETC with the SEC will be available free of charge on ETE’s website at www.energytransfer.com or by contacting Investor Relations at 214-981-0700 and copies of the documents filed by Williams with the SEC will be available on Williams’ website at investor.williams.com.

ETE and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the directors and officers of ETE’s general partner is contained in ETE’s Annual Report on Form 10-K filed with the SEC on February 29, 2016 (as it may be amended from time to time). Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC. Investors should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from ETE using the sources indicated above.

Williams and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the directors and officers of Williams is contained in Williams’ Annual Report on Form 10-K filed with the SEC on February 26, 2016 (as it may be amended from time to time). Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC.

Investors should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Williams using the sources indicated above.

Contacts

The Williams Companies, Inc.

Investor Relations:

John Porter, 918-573-0797

or

Brett Krieg, 918-573-4614

or

Media Relations:

Lance Latham, 918-573-9675

or

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher, Andrew Siegel or Dan Moore, 212-355-4449